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                     [LETTERHEAD OF OSHMAN'S APPEARS HERE]

                                                                   EXHIBIT 10.17

June 6, 1996

Timothy L. Grady
Senior Vice President and
  Chief Financial Officer
Oshman's Sporting Goods
2302 Maxwell Lane
Houston, Texas 77023

Dear Tim:

     This letter agreement sets forth the terms and conditions under which Oshman's Sporting Goods Inc.-Services (the "Company") will provide certain payments to you in the event your employment is terminated by the Company other than for Cause, as defined herein:

     At all times during your employment with the Company you shall remain an at will employee which means the Company may terminate you at any time without notice of Cause. You expressly acknowledge by your execution of this letter agreement that nothing in this letter agreement shall affect your at will employment status.

     If your employment is terminated by the Company within the first 24 months of your employment for any reason other than Cause, as that term is defined herein, you will be paid as follows:

     (1) all current salary the Company owes you as of the date of your termination; and

     (2) an amount equal to 50% of your annual base salary at the rate in effect at the time of your termination (the "Wage Continuation").

     The Wage Continuation shall be paid in lieu of notice of termination, and will be paid over the 6 month period following your termination, in equal, bi-weekly payments, in accordance with the Company's typical payroll schedule and policies. The Wage Continuation shall be offset by any compensation, salary commission or other income earned by you, accrued on your behalf or attributable to you during the 6 months following your termination. You shall furnish the Company with such information as the
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Company may reasonably request regarding such other employment and compensation received by you.

     Your duties and responsibilities as Senior Vice President and Chief Financial Officer shall continue and may be amended from time to time by the Board of Directors of the Company or Chief Executive Officer.

     As used in this letter agreement, Cause shall mean the occurrence of any one or more of the following events:

       (i) you have engaged in willful conduct, including embezzlement, fraud, or malfeasance in the performance of your duties as prescribed from time to time by the Board of Directors of the Company;

      (ii) you have breached a policy or procedure of the Company which is generally applicable to officers of the Company, which breach is material and continues for a period of 3 days after being given notice of such breach by the Company;

     (iii) you have failed to perform your duties as prescribed and amended from time to time by the Board of Directors of the Company (other than scheduled vacation leave or sick leave taken in accordance with the Company leave policy applicable to senior level executives) which failure continues for a period of 5 days after being given notice of such breach by the Company, unless this failure to perform relates to a disability; in the event you become disabled the then existing disability policies of the Company for senior level executives shall be applicable;

      (iv) you have violated any law, regulation, ordinance of a governmental entity (other than traffic violations and similar minor offenses) or you have violated any judicial decree applicable to the Company or to you;

       (v) you have materially breached any of the terms of this letter agreement or any other written agreement between you and the Company which breach continues for a period of 3 days after being given notice of such breach by the Company; or

      (vi) any representations made by you to the Company prove to be materially false in any manner.

If the Company has Cause to terminate you, you may, at your option, submit your immediate resignation which resignation shall be accepted by the Company and the Company shall not disclose the reason for the resignation, unless required by applicable regulation, subpoena, administrative process or court order to make such disclosure.

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     Additionally, the Company shall not be obligated to pay the Wage
Continuation upon your death. If you become disabled while an active employee with the Company, the Company will not be obligated to pay the Wage Continuation; however in that event, the Company shall be obligated to pay disability benefits in accordance with the Company's then existing policies regarding the payment of disability benefits for senior level executives. If you are terminated without Cause and become disabled within 6 months of your termination, the Company shall pay the Wage Continuation, subject to any offsets allowable under this letter agreement.

     As consideration for the promises provided for in this letter agreement, you acknowledge that by reason of the nature of your duties, you will or may have access to and become informed of confidential and secret or proprietary information which is a competitive asset of the Company, including without limitation (i) customer information such as names, addresses, sales histories, purchasing habits, credit status, and pricing levels, (ii) certain prospective customer information and lists, (iii) merchandise and product information, (iv) merchandise and product suppliers, and prospective suppliers' names, addresses and contacts, (v) future corporate planning data, (vi) marketing strategies,
(vii) the Company's financial results and business condition, and (viii) any of the foregoing which belong to any other person or company but to which you had access by reason of your employment with the Company (collectively, "Confidential Information"). You agree to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of your duties hereunder or as necessary, as determined by you in good faith for you to perform your duties hereunder) any Confidential Information. You acknowledge that all sales manuals, instructions books, catalogs, price lists, information and records, technical manuals and documentation, drafts or instructions, guides and manuals, and other sales or technical information and aids relating to the Company's business and any and all other documents containing Confidential Information furnished you by any employee of the Company or otherwise acquired or developed by you shall at all times be the property of the Company. Upon termination of your employment with the Company, you shall return to the Company any materials containing Confidential Information which are in your possession, custody or control.

     Your obligations under this paragraph shall survive such termination of your employment with the Company, but shall not be applicable to (i) any such Confidential Information which becomes, through no fault of yours, generally known to the trade, (ii) information which you can demonstrate was known to you prior to commencing your employment with the Company, (iii) information in the public domain, (iv) information required to be disclosed under or by subpoena or lawful court or by direction of the Chief Executive Officer or the Board of Directors, and (v) information which you need to disclose to your personal financial or legal advisors in connection with any litigation between the parties regarding this letter agreement. Your obligations under this paragraph are in addition to, and not in limitation or pre-emption of, all other obligations of confidentiality which you may have to the Company under Company policies or under general legal or equitable principles.

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     For the purposes of this letter agreement, "Entity" shall include, without limitation, a person, firm partnership, limited liability company, corporation or any other form of business enterprise.

     You also acknowledge that during the term of this letter agreement, your access to the Confidential Information will enable you to benefit from the Company's goodwill and know-how. To protect these vital interests of the Company, you agree that during the term of this letter agreement and for a period of twelve (12) months following your termination for any reason, you will not, without the prior written consent of the Company, directly or indirectly, whether as a director, officer, employee, agent, consultant, shareholder, partner, inventor or otherwise:

     (i) invest (except as a five percent (5%) or less shareholder of any publicly traded corporation) or become employed by or associated with any Entity which competes directly or indirectly with the Company or accept employment with or render services to an Entity which competes directly or indirectly with the Company; or

     (ii) actively solicit the employment or hiring by any Entity or any employee of the Company.


     This covenant not to compete shall apply whether you act as an individual or for your own account, or as a partner, employee, agent, salesman, distributor, consultant or representative of any other Entity. For the purposes of this letter agreement, an Entity which competes directly or indirectly with the Company is any Entity primarily engaged in the business of selling sporting goods, active sportswear and athletic shoes in Texas, Louisiana, California, Arizona or New Mexico.

     Your Wage Continuation shall be forfeited and all payments due under this letter agreement shall cease, if any of the noncompete provisions of this letter agreement are breached or violated. In that event, the Company will have no obligation to pay you any further Wage Continuation under this letter agreement.

     Should any dispute or controversy arise between the parties, including without limitation, any dispute relating to this letter agreement, your employment or termination of employment from the Company, the parties specifically stipulate and agree to submit any such dispute to final and binding arbitration. Such arbitration shall be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association, except to the extent such rules are inconsistent with this paragraph. Exclusive venue for such arbitration shall be in Houston, Harris County, Texas. The arbitration shall apply the laws of the state of Texas (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide same in accordance with the applicable usages and terms of trade. Evidentiary questions shall be governed by the Federal Rules of Evidence. The arbitrator's award shall be in writing and set forth the findings and conclusions upon

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which the award is based, with the costs of such arbitration to be split equally between the parties. Any award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal or state court in Harris County, Texas, or any other court having jurisdiction. The terms of this paragraph shall survive the termination of this letter agreement.

     By execution of this letter agreement, you, with an adequate opportunity to consult with legal counsel knowingly and voluntarily waive any right to trial by jury of any dispute pertaining to or relating in any way to your employment with or termination from the Company, including any matters relating to this letter agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding. Notwithstanding the foregoing provisions, if you breach any of the non-disclosure or non-competition provisions of this letter agreement, the Company shall have the right to seek immediate injunctive relief in the form of a temporary, preliminary or permanent mandatory or restraining injunction, enjoining you from such further breach of those provisions of this letter agreement.

     No delay or omission by the Company or you in exercising any right or remedy under any of the terms of this letter agreement shall operate as a waiver of any rights or remedies which the Company or you may have under this letter agreement, either at law or in equity, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or of the exercise of any other right or remedy. All other terms and conditions of your employment shall continue to be governed by the Company's policies and procedures, as those may be amended from time to time.

     If the terms and conditions of the foregoing agreement meet with your approval, please indicate so by signing in the space provided for below and returning this original to me.

                                       Sincerely,

                                       /s/ ALVIN N. LUBETKIN

                                       Alvin N. Lubetkin


Agreed and Approved:


/s/ TIMOTHY L. GRADY
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Timothy L. Grady

Date: July 1, 1996
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